Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, whose signatures appear below, hereby constitute and appoint Jeffery R. Gardner, Brent Whittington or John P. Fletcher as their true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to a registration statement on Form S-4 (or other applicable form prescribed by the regulations of the Securities and Exchange Commission) for the registration of an offer to exchange all outstanding 8.125% Senior Notes due 2013 ($800,000,000 principal amount outstanding) for 8.125% Senior Notes due 2013 which have been registered under the Securities Act of 1933, as amended, and to exchange all outstanding 8.625% Senior Notes due 2016 ($1,746,000,000 principal amount outstanding) for 8.625% Senior Notes due 2016 which have been registered under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have executed this power of attorney as of November 7, 2006.

/s/ ANTHONY J. DE NICOLA Anthony J. De Nicola	Director

/s/ DENNIS E. FOSTER Dennis E. Foster	Director

/s/ JEFFREY T. HINSON Jeffrey T. Hinson	Director

/s/ JUDY K. JONES Judy K. Jones	Director

/s/ WILLIAM A. MONTGOMERY William A. Montgomery	Director

/s/ FRANK E. REED Frank E. Reed	Director